Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of April 1, 2026 between Bitfarms Ltd., a corporation organized and existing under the Business Corporations Act (Ontario) (“Bitfarms”) and Computershare Trust Company, N.A., as trustee, and Computershare Trust Company of Canada, as Canadian co-trustee (the “Canadian Co-Trustee” and together with Computershare Trust Company, N.A., the “Trustee”).

W I T N E S S E T H :

WHEREAS, Bitfarms and the Trustee are parties to an Indenture, dated as of October 21, 2025 (the “2031 Notes Indenture”), providing for the issuance of the 1.375% Convertible Senior Notes due 2031 (the “Notes”);

WHEREAS, Bitfarms proposed to complete a plan of arrangement (the “Arrangement”) under which Bitfarms will redomicile from Canada to the United States (the “U.S. Redomiciliation”). Pursuant to the Arrangement, on the terms and subject to the conditions set forth in the Arrangement, upon completion of the U.S. Redomiciliation, the ultimate parent of Bitfarms will be a corporation formed under the laws of the State of Delaware and operate under the name Keel Infrastructure Corp. (“Keel Infrastructure”);

WHEREAS, subject to the Arrangement and the terms and conditions contained therein, at the effective time (the “Effective Time”) on the effective date of the U.S. Redomiciliation (the “U.S. Redomiciliation Effective Date”) each common share of Bitfarms (the “Common Shares”) outstanding immediately prior to the Effective Time on the U.S. Redomiciliation Effective Date will be exchanged for one share of common stock of Keel Infrastructure (the “Keel Common Stock”);

WHEREAS, pursuant to Sections 10.01(h) and 14.07 of the 2031 Notes Indenture, the U.S. Redomiciliation constitutes a Merger Event, and the 2031 Notes Indenture provides that, prior to or at the U.S. Redomiciliation Effective Date, Bitfarms and Keel Infrastructure shall execute with the Trustee a supplemental indenture, providing that, at and after the Effective Time, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of Keel Common Stock that a holder of a number of Common Shares equal to the Conversion Rate immediately prior to the U.S. Redomiciliation would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one Common Share is entitled to receive) upon the U.S. Redomiciliation; and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

ARTICLE I

Defined Terms

Section 1.01. Defined Terms. A term defined in the 2031 Notes Indenture has the same meaning when used in this Supplemental Indenture unless such term is otherwise defined herein or amended or supplemented pursuant to this Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined shall include the plural as well as the singular, unless context otherwise requires.

ARTICLE II

Effect of Merger

Section 2.01. Agreement of Parties. In accordance with Section 14.07 of the 2031 Notes Indenture, at and after the Effective Time, the right to convert each $1,000 principal amount of Notes is hereby changed into a right to convert such principal amount of Notes into the kind and amount of Reference Property that a holder of a number of Common Shares equal to the Conversion Rate in effect immediately prior to the U.S. Redomiciliation Effective Date would have owned or been entitled to receive upon consummation of the U.S. Redomiciliation; provided, however, that at and after the effective time of the Merger Event (A) the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 14.02 and (B) the Company shall continue to have the right (at the sole option of the Company or its successor or acquirer, as the case may be) to deliver either such Reference Property that is Ineligible Consideration or “prescribed securities,” for the purposes of clause 212(1)(b)(vii)(E) of the Tax Act as it applied for the 2007 taxation year, with a market value equal to the market value of such Ineligible Consideration.

If the Company (or its successor or acquirer, as the case may be) exercises its right to deliver “prescribed securities” for the purposes of clause 212(1)(b)(vii)(E) of the Tax Act as it applied for the 2007 taxation year, with a market value equal to the market value of the Ineligible Consideration, the Company (or its successor or acquirer, as the case may be) will notify the Holders of such Notes and, at that time, Keel Infrastructure may offer to acquire the Notes in consideration for common shares of Keel Common Stock.

The provisions of the 2031 Notes Indenture, as modified herein, including without limitation (i) all references to and provisions respecting the terms “Common Shares,” “Conversion Price,” “Conversion Obligation” and “Conversion Rate” and (ii) the provisions of Section 14.01 of the 2031 Notes Indenture respecting when a Holder of Notes may surrender its Notes for conversion, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into Reference Property. As and to the extent required by Article 14 of the Indenture, the Conversion Rate shall be adjusted as a result of events occurring subsequent to the date hereof with respect to the Reference Property as nearly equivalent as possible to the adjustments provided for in Article 14 of the 2031 Notes Indenture.

ARTICLE III

Assumption; Joint and Several Liability

Section 3.01 Co-Obligor. Keel Infrastructure, as co-obligor, hereby expressly assumes, jointly and severally with Bitfarms, liability for (a) the due and punctual payment of the principal of (and premium, if any, on) and interest (if any) (including Additional Interest, if any) on all of the Notes issued under the 2031 Notes Indenture, (b) the due and punctual delivery of cash and/or Keel Common Stock, as applicable, upon conversion of the Notes upon the exercise by a Holder of the conversion privilege pursuant to Article 14 of the 2031 Notes Indenture and (c) the due and punctual performance and observance of all the obligations, covenants and conditions of the 2031 Notes Indenture to be performed by Bitfarms for the benefit of the Holders and the Trustee.

Section 3.02 Obligations of Bitfarms Ltd. Notwithstanding the agreement of Keel Infrastructure to become jointly and severally liable for the due and punctual payment of the principal of (and premium, if any, on) and interest, if any (including Additional Interest, if any), on all the Notes issued under and subject to the 2031 Notes Indenture and for the delivery of cash and, if applicable, Keel Common Stock upon conversion of the Notes pursuant to Article 14 of the 2031 Notes Indenture, Bitfarms Ltd. remains the issuer of the Notes and fully liable for all of its obligations under the 2031 Notes Indenture and has not been released from any liabilities or obligations thereunder.

Miscellaneous

Section 4.01. Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by Bitfarms, Keel Infrastructure and the Trustee as of the date hereof. Upon such effectiveness, the 2031 Notes Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the 2031 Notes Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the 2031 Notes Indenture shall be bound thereby. The 2031 Notes Indenture and the Supplemental Indenture shall henceforth be read and construed together. The Trustee accepts the 2031 Notes Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth herein, as supplemented hereby.

Section 4.02. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the 2031 Notes Indenture shall remain in full force and effect.

Section 4.03. No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties to the 2031 Notes Indenture, any Paying Agent, any Conversion Agent, any authenticating agent, any Registrar and their successors under the 2031 Notes Indenture or the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the 2031 Notes Indenture, as supplemented hereby.

Section 4.04. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 4.05. Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 4.06. Successors. All agreements of Bitfarms, Keel Infrastructure and the Trustee in this Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 4.07. Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE 2031 NOTES INDENTURE OR THE NOTES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.08. Counterpart Signatures. This Supplemental Indenture (and to any document executed in connection with this Indenture, except for the Notes) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. For the avoidance of doubt, the Trustee shall authenticate the Notes by manual signature and the Issuer shall execute the Notes by manual signature.

Section 4.09. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto. Bitfarms hereby requests the Trustee to execute this Supplemental Indenture, and Bitfarms acknowledges that, in so acting, the Trustee shall be entitled to the rights, privileges, benefits, protections, indemnities, limitations of liability and immunities of the Trustee as set forth in the Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

BITFARMS LTD.

By:	/s/ Ben Gagnon
Name:	Benjamin Gagnon
Title:	Chief Executive Officer

KEEL INFRASTRUCTURE CORP.

By:	/s/ Ben Gagnon
Name:	Benjamin Gagnon
Title:	Chief Executive Officer

[Signature Page to Supplemental Indenture for 1.375% Convertible Notes due 2031]

Computershare Trust Company, N.A., as trustee

By:	/s/ Sara Corcoran
Name:	Sara Corcoran
Title:	Officer

[Signature Page to Supplemental Indenture for 1.375% Convertible Notes due 2031]

Computershare Trust Company of Canada, as Canadian co-trustee

By:	/s/ Lateefah Akinde
Name:	Lateefah Akinde
Title:	Corporate Trust Officer

By:	/s/ Zhel Peters
Name:	Zhel Peters
Title:	Corporate Trust Officer

[Signature Page to Supplemental Indenture for 1.375% Convertible Notes due 2031]